UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Sumo Logic, Inc.

(Name of Issuer)
Common stock, par value $0.0001 per share

(Title of Class of Securities)
86646P103

(CUSIP Number)

December 31, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 86646P103	SCHEDULE 13G/A	Page 2 of 14 Pages

1		NAME OF REPORTING PERSONS SAPPHIRE VENTURES , L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 6,448,005
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 6,448,005
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,448,005
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.76%
12		TYPE OF REPORTING PERSON HC

CUSIP No. 86646P103	SCHEDULE 13G/A	Page 3 of 14 Pages

1		NAME OF REPORTING PERSONS SAPPHIRE VENTURES FUND II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,218,298
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,218,298
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,448,005
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.77%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 86646P103	SCHEDULE 13G/A	Page 4 of 14 Pages

1		NAME OF REPORTING PERSONS SAPPHIRE VENTURES (GPE) II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,218,298
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,218,298
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,448,005
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.77%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 86646P103	SCHEDULE 13G/A	Page 5 of 14 Pages

1		NAME OF REPORTING PERSONS SAPPHIRE VENTURES FUND III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,002,434
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,002,434
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,448,005
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.79%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 86646P103	SCHEDULE 13G/A	Page 6 of 14 Pages

1		NAME OF REPORTING PERSONS SAPPHIRE VENTURES (GPE) III, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,002,434
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,002,434
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,448,005
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.79%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 86646P103	SCHEDULE 13G/A	Page 7 of 14 Pages

1		NAME OF REPORTING PERSONS Sapphire Opportunity Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 227,273
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 227,273
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,448,005
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 86646P103	SCHEDULE 13G/A	Page 8 of 14 Pages

1		NAME OF REPORTING PERSONS Sapphire Opportunity (GPE) I, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 227,273
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 227,273
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,448,005
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 86646P103	SCHEDULE 13G/A	Page 9 of 14 Pages

1		NAME OF REPORTING PERSONS Nino Nikola Marakovic
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,448,005
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,448,005
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,448,005
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.76%
12		TYPE OF REPORTING PERSON IN

CUSIP No. 86646P103	SCHEDULE 13G/A	Page 10 of 14 Pages

Item 1.	(a) Name of Issuer

Sumo Logic, Inc. (the “Issuer”)

Item 1.	(b) Address of Issuer’s Principal Executive Offices

305 Main Street

Redwood City, California 94063

Item 2.	(a) Names of Person(s) Filing:

This statement is being filed by Sapphire Ventures Fund II, L.P. (“Fund II”); Sapphire Ventures (GPE) II, L.L.C. (“Sapphire II GP”), which is the general partner of Fund II; Sapphire Ventures Fund III, L.P. (“Fund III”); Sapphire Ventures (GPE) III, L.L.C. (“Sapphire III GP”), which is the general partner of Fund III; Sapphire Opportunity Fund, L.P. (“Opportunity”); Sapphire Opportunity (GPE) I, L.L.C. (“Opportunity GP”), which is the general partner of Opportunity; Sapphire Ventures, L.L.C. (“Investment Adviser”), which is the investment adviser for each of Fund II, Fund III, and Opportunity; and Nino Nikola Marakovic (“Marakovic”), who is a managing member of each of Sapphire II GP, Sapphire III GP, Opportunity GP, and Investment Adviser. The persons named in this paragraph are referred to herein as a “Reporting Person” and collectively as the “Reporting Persons”.

Item 2.	(b) Address of Principal Business Office:

The address of the principal business office of the Reporting Persons is 801 W. 5th St., Ste 100, Austin, TX 78703.

Item 2.	(c) Citizenship:

Fund II is a limited partnership organized under the laws of the State of Delaware. Sapphire II GP is a limited liability company organized under the laws of the State of Delaware. Fund III is a limited partnership organized under the laws of the State of Delaware. Sapphire III GP is a limited liability company organized under the laws of the State of Delaware. Opportunity is a limited partnership organized under the laws of the State of Delaware. Opportunity GP is a limited liability company organized under the laws of the State of Delaware. The Investment Adviser is a limited liability company organized under the laws of the State of Delaware. Marakovic is an individual who is a citizen of the United States.

Item 2.	(d) Title of Class of Securities

Common stock, par value $0.0001 per share (the “Common Stock”)

Item 2.	(e) CUSIP No.:

86646P103

CUSIP No. 86646P103	SCHEDULE 13G/A	Page 11 of 14 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 86646P103	SCHEDULE 13G/A	Page 12 of 14 Pages

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Sapphire Ventures, L.L.C.

(a) Amount beneficially owned: 6,448,005

(b) Percent of class: 5.76%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 6,448,005

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 6,448,005

(iv) Shared power to dispose or to direct the disposition of: 0

Sapphire Ventures Fund II, L.P.

(a) Amount beneficially owned: 6,448,005

(b) Percent of class: 3.77%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 4,218,298

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 4,218,298

Sapphire Ventures (GPE) II, L.L.C.

(a) Amount beneficially owned: 6,448,005

(b) Percent of class: 3.77%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 4,218,298

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 4,218,298

Sapphire Ventures Fund III, L.P.

(a) Amount beneficially owned: 6,448,005

(b) Percent of class: 1.79%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 2,002,273

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 2,002,273

Sapphire Ventures (GPE) III, L.L.C.

(a) Amount beneficially owned: 6,448,005

(b) Percent of class: 1.79%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 2,002,273

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 2,002,273

Sapphire Opportunity Fund, L.P.

(a) Amount beneficially owned: 6,448,005

(b) Percent of class: 0.2%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 227,273

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 227,273

Sapphire Opportunity (GPE) I, L.L.C.

(a) Amount beneficially owned: 6,448,005

(b) Percent of class: 0.2%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 227,273

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 227,273

Nino Nikola Marakovic

(a) Amount beneficially owned: 6,448,005

(b) Percent of class: 5.76%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 6,448,005

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 6,448,005

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable.

Item 8. Identification and Classification of Members of the Group

Not Applicable.

Item 9. Notice of Dissolution of Group

Not Applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 86646P103	SCHEDULE 13G/A	Page 13 of 14 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2022

Sapphire Ventures, L.L.C.

By:	/s/ Robert Severo
Robert Severo, CCO

Sapphire Ventures Fund II, L.P.

By:	/s/ Robert Severo
Robert Severo, CCO

Sapphire Ventures (GPE) II, L.L.C.

By:	/s/ Robert Severo
Robert Severo, CCO

Sapphire Ventures Fund III, L.P.

By:	/s/ Robert Severo
Robert Severo, CCO

Sapphire Ventures (GPE) III, L.L.C.

By:	/s/ Robert Severo
Robert Severo, CCO

Sapphire Opportunity Fund, L.P.

By:	/s/ Robert Severo
Robert Severo, CCO

Sapphire Opportunity (GPE) I, L.L.C.

By:	/s/ Robert Severo
Robert Severo, CCO

Nino Nikola Marakovic

By:	/s/ Nino Nikola Marakovic
Nino Nikola Marakovic

CUSIP No. 86646P103	SCHEDULE 13G/A	Page 14 of 14 Pages

Exhibit I

JOINT FILING STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: February 11, 2022

Sapphire Ventures, L.L.C.

By:	/s/ Robert Severo
Robert Severo, CCO

Sapphire Ventures Fund II, L.P.

By:	/s/ Robert Severo
Robert Severo, CCO

Sapphire Ventures (GPE) II, L.L.C.

By:	/s/ Robert Severo
Robert Severo, CCO

Sapphire Ventures Fund III, L.P.

By:	/s/ Robert Severo
Robert Severo, CCO

Sapphire Ventures (GPE) III, L.L.C.

By:	/s/ Robert Severo
Robert Severo, CCO

Sapphire Opportunity Fund, L.P.

By:	/s/ Robert Severo
Robert Severo, CCO

Sapphire Opportunity (GPE) I, L.L.C.

By:	/s/ Robert Severo
Robert Severo, CCO

Nino Nikola Marakovic

By:	/s/ Nino Nikola Marakovic
Nino Nikola Marakovic